Exhibit 5.1

May 28, 2009

ReGen Biologics, Inc.
411 Hackensack Avenue
Hackensack, NJ  07601

Re:	ReGen Biologics, Inc.
Registration Statement on Form S-1
Resale of up to 4,189,539 shares of common stock

Ladies and Gentlemen:

We have acted as counsel to ReGen Biologics, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a prospectus dated May 28, 2009 (the “Prospectus”) contained in the registration statement on Form S-1 (the “Registration Statement”), which was filed on May 28, 2009.  The Prospectus relates to the resale by various stockholders of up to 4,189,539 shares of common stock, par value $.01 per share (the “Shares”).  The Shares include up to 629,717 shares of the Company’s common stock, par value $.01 per share (the “Warrant Shares”) issuable upon the exercise of outstanding warrants (the “Warrant Certificates”) issued to the various stockholders upon execution of Subscription Agreements dated July 24, 2008, December 4, 2008, January 16, 2009 and February 13, 2009 between the Company and the investors named therein (collectively the “Subscription Agreements”).

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to examination of copies of the following (each, a “Document,” and collectively, the “Documents”):

(i)	the Registration Statement;

(ii)	the Prospectus;

(iii)	the Amended and Restated Certificate of Incorporation of the Company, as amended, and as certified by the Secretary of State of Delaware on May 19, 2009.

(iv)	the Amended and Restated Bylaws of the Company, as amended, and as certified by the Secretary of the Company as of the date hereof;

(v)
resolutions adopted by the Board of Directors of the Company on July 21, 2008, December 3, 2008, January 16, 2009 and February 10, 2009 (the “Board Resolutions”), as certified by the Secretary of the Company as of the date hereof;

(vi)	executed copies of the Subscription Agreements;

(vii)	executed copies of the Warrant Certificates;

(viii)	a certificate of an officer of the Company dated as of the date hereof; and

(ix)	a certificate of good standing dated May 19, 2009, with respect to the Company (the “Certificate of Good Standing”) issued by the Delaware Secretary of State, Division of Corporations.

In rendering this opinion, we have assumed that each party (other than the Company) that has executed or will execute an agreement to which the Company is a party has all requisite power and authority and has taken all necessary action to execute and deliver such agreement and to perform the transactions contemplated thereby, and that each such agreement is the legal, valid, and binding obligation of such party (other than the Company) enforceable against such party in accordance with its terms.

Based upon, subject to and limited by the foregoing and subject to the assumptions, qualifications, limitations, and exceptions set forth below, we are of the opinion that (i) the Shares (other than the Warrant Shares)are validly issued, fully paid and nonassessable, and (ii) if, as and when the Warrant Shares are issued and delivered by the Company in accordance with the terms of the Warrant Certificates, including, without limitation, the payment in full of applicable consideration, the Warrant Shares will be validly issued, fully paid, and nonassessable.

For purposes of this opinion letter, we have not reviewed any documents other than the Documents.  In particular, we have not reviewed any document (other than the Documents) that is referred to in or incorporated by reference into any Document reviewed by us.  We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein.

In connection with this opinion letter, we have considered such matters of law and fact as we, in our professional judgment, have deemed necessary or appropriate to render the opinions contained herein.  In rendering this opinion letter, we have assumed without independent investigation:  (i) that each entity (other than the Company) that is a party to any Document is, and has been at all times relevant to this opinion letter, duly formed or organized, validly existing and in good standing under the laws of the jurisdiction in which each is formed or organized; (ii) the due authorization, execution and delivery of each Document by each of the parties thereto (other than the Company); (iii) the completeness of all Documents; (iv) the genuineness of all signatures; (v) the legal capacity of all individuals who have executed any of the Documents; (vi) the authenticity of all Documents submitted to us as originals; (vii) the conformity to the original documents of all Documents submitted to us as certified, photostatic, reproduced, facsimile or conformed copies of valid existing agreements; (viii) the authenticity of all such latter Documents; (ix) the offering, sale and delivery of the Shares will not at the time of such offering, sale and delivery violate or conflict with any law or regulation or any decree, judgment or order then applicable to the Company; and (x) that the statements regarding matters of fact in any of the Documents that we have examined are accurate and complete.  We have further assumed that there are no oral or written modifications or amendments to any of the Documents, and that the executed versions of the Documents are identical to any unexecuted forms or versions that we may have reviewed.

This opinion is limited in all respects and for all purposes to the laws of the State of Delaware as currently in effect (excluding the securities laws and blue sky laws of the State of Delaware), and we express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto.  Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.  In rendering the opinions set forth herein, we express no opinion concerning (i) the creation, attachment, perfection or priority of any security interest, lien or other encumbrance, or (ii) the nature or validity of title to any property.  The opinions set forth in this letter are limited to the matters and the transaction expressly addressed herein and no opinion is to be implied or may be inferred beyond the opinions expressly stated in this letter.  This opinion letter speaks only as of the date hereof.  We have no responsibility or obligation to update this letter or to take into account changes in law, facts or any other developments of which we may later become aware.

We express no opinion as to the enforceability of any provisions contained in the Subscription Agreements or the Warrant Certificates that constitute waivers that are prohibited by law prior to default.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.”  The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Act, or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman

PILLSBURY WINTHROP SHAW PITTMAN LLP